Exhibit 23.2

Bush & Associates CPA

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2025, relating to the financial statements of iSpecimen, Inc., which is contained in that Prospectus (and of our report dated April 15, 2025, relating to the schedules, which are contained in the Registration Statement).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

May 2, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com

2024 CCH Incorporated and/or Its Affiliates. All Rights Reserved.

COR-919

Knowledge-Based Audits of PCAOB Entities